UNITED STATES SECURITY AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF

THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. )

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Endo International plc
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Supplemental Information

Explanatory Note

The following information set forth in this supplement (the “Supplement”) relates to disclosures contained in the “Compensation Discussion and Analysis” section of the definitive proxy statement (the “Proxy Statement”) of Endo International plc (“Endo” or the “Company”), dated April 29, 2015, and provides additional information regarding Agenda Item No. 3 in the Proxy Statement – Advisory Vote on the Compensation of Our Named Executive Officers. The Proxy Statement was furnished to our shareholders in connection with the solicitation of proxies by our Board of Directors for the 2015 Annual General Meeting of Stockholders to be held on June 9, 2015 at 10:00 a.m., local time, at First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland. The Supplement is being filed with the Securities and Exchange Commission (the “Commission”) on May 28, 2015. Any term used herein and not otherwise defined herein shall have the meaning set forth in the Proxy Statement. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply and should be considered in voting your shares.

THIS SUPPLEMENT CONTAINS IMPORTANT ADDITIONAL INFORMATION AND SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

The following information provides additional detail regarding the non-discretionary design of Endo’s annual and long-term incentive programs, the Compensation Committee’s decision to increase the annual incentive opportunity of our CEO, Mr. De Silva, and Endo’s use of absolute CAGR targets for its long-term equity incentive program. For the reasons set forth in our Proxy Statement and the additional points below, the Board recommends that you vote FOR the approval, on an advisory basis, of the compensation to be paid to Endo’s named executive officers (Agenda Item No. 3 in the Proxy Statement).

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Performance-Based Incentive Compensation

Endo’s compensation program seeks to, among other things, align pay practices and incentive structures with long-term shareholder value, provide appropriate compensation for achieving annual results while fostering long-term performance, link compensation with Company and individual performance, and reflect the competitive market for acquiring and retaining top talent.

To further these objectives, Endo’s compensation program includes elements designed to support both short-term and long-term Company performance objectives.

The annual cash incentive compensation program rewards the achievement of annual financial goals, strategic objectives that support the Company’s short-term strategic and operating priorities, and exemplary individual performance. The long-term equity incentive compensation program rewards the creation and preservation of long-term shareholder value.

Company performance under the annual and long-term incentive programs is evaluated using a combination of financial, strategic, operational, and stock price measures so that no single metric of performance entirely determines NEO compensation levels. The performance goals, and the resulting payments, are pre-established and formulaic. In the first quarter of each annual performance cycle, the Compensation Committee establishes Company performance objectives (including financial, strategic, and operational objectives) and individual performance objectives that are specific and measureable. Following the completion of the annual performance cycle, the Compensation Committee evaluates Company and individual performance against the pre-established objectives and determines each NEO’s annual cash incentive award and long-term equity opportunity.

Financial objectives based on revenue and adjusted EPS account for 70% of the Company performance objectives and strategic and operational objectives account for the remaining 30%. Under the program, both financial and strategic/operational objectives allow for a payout opportunity ranging from 0% to 150% of the target bonus opportunity; provided, however, that no bonuses will be paid if the Company does not achieve at least 90% of the pre-established annual adjusted net income target (which is further described in the Proxy Statement).

For 2014, the Company performance objectives, relative weighting, and actual results were as follows:

*	Please see pages 35 and 36 of the Proxy Statement for reconciliation of adjusted diluted EPS to its mostly directly comparable GAAP financial measure – diluted EPS

Achievement Contribution Results Objective 2014 Weighting Level (Weighting x Achievement FINANCIAL 70.00% 150.0% 105.00% OBJECTIVES Achieved adjusted revenue of greater than Meet or exceed revenue goals of $2.618B, 105% of plan goal resulting in maximum adjusted to include base case business payout level (payout range of 50% for 17.50% 150.0% 26.25% Revenue Goal achievement of 95% of goal and 150% for development transactions greater than 105% goal with no payout below 95% of goal attainment) Achieved adjusted EPS of greater than 110% Meet or exceed adjusted EPS goal of $3.65, of plan goal resulting in maximum payout Adjusted Diluted EPS adjusted to include base case business level (payout range of 50% for achievement Goal* development transactions and share count of 90% of goal and 150% for greater than 52.50% 150.0% 78.75% reconciliation 110% goal with no payout below 90% of goal attainment) STRATEGIC and OPERATING 30.00% 137.5% 38.18% PRIORITIES Achieve total company revenue growth Achieved company revenue growth 25% higher in relation to goal, while Drive growth through versus 2013 excluding Lidoderm® and substantially exceeding Qualitest goal, 3.00% 137.5% 4.13% core businesses achieve AMS, Qualitest, and Branded exceeding Branded objective and slightly Pharmaceutical revenue growth goals missing AMS target Close Paladin transaction 1Q2014 and Closed transaction February 28 exceeding financial synergy targets, creating a Establish new corporate achieve $75MM in financial synergies in structure 2014, while building international business compelling financial and operational 4.50% 150.0% 6.75% and entity structure footprint for future growth in North America and other international markets Complete restructuring achieving $325M Achieved $325MM underlying OpEx savings Implement lean underlying OpEx expense savings vs. 2012, achieving better than target OpEx margin 3.00% 110.0% 3.30% operating model while achieving overall gross-margin of 64% and gross margin of 64% Close Boca Pharmacal transaction and Completed several value-creating acquisitions including Paladin, Complete 2-3 near-term achieve base case financial projections, and announce two to three new transactions that Sumavel® DosePro®, Groupo Farmaceutico 6.00% 125.0% 7.50% value-creating accretive and DAVA Pharmaceuticals, while entering deals meet all established deal criteria (accretion into merger agreement to acquire Auxilium and strategic) Pharmaceuticals Received AVEED™ approval and achieved positive Phase III efficacy study results for Increase value of Gain Approval for AVEED®, progress BEMA ® BEMA buprenorphine filing NDA ahead of pipeline and launch Phase III program and augment Qualitest 4.50% 124.9% 5.62% schedule, while exceeding Qualitest product products pipeline approval, product launch and ANDA approval goals Recapitalized balance sheet and improved financial flexibility through covenant Maximize balance sheet reengineering, re ring approximately 2/3 of Optimize underlying capital structure by flexibility and improve securing capital at or better than peer rates Endo’s convertible notes providing liquidity 3.00% 140.0% 4.20% and reduce working and improve cash conversion margins for operating requirements and capital acquisitions, while maintaining overall corporate credit ratings and improving underlying or adjusted cash conversion Develop sustainable Implement vision, values and behaviors and Reshaped culture through new vision and further streamline G&A infrastructure Endo culture and retain, strengthen organization and incentive values reinforcing lean operating mindset 3.00% 122.7% 3.68% attract and engage top structure required for the execution of the improving efficiency, while building talent talent new Endo strategy base and enhancing incentive structure Meet Corporate Integrity Agreement (CIA) Met all CIA implementation commitments Enhance continued commitments, all FDA compliance and compliance goals, while effectively 3.00% 100.0% 3.00% focus on Quality, requirements and effectively manage managing liabilities including mesh Compliance and Risk liabilities litigation

Based on the achievement of Company financial, strategic, and operational objectives, the Compensation Committee made the following performance determinations for 2014:

The Compensation Committee next determines the achievement level of the pre-established individual performance objectives, which also allows for a payout opportunity ranging from 0% to 150% of the target bonus opportunity. For 2014, the Compensation Committee determined that Mr. De Silva’s individual performance should be evaluated based on overall corporate performance, since Mr. De Silva’s individual performance is so closely tied with overall corporate performance, and therefore Mr. De Silva’s individual performance factor for 2014 was the same as the Company performance factor. The following illustrates the mechanics underlying the annual cash incentive calculation for Mr. De Silva.

The following illustrates the mechanics underlying the calculation of the long-term equity opportunity for Mr. De Silva. The number of awards that vest, and their value at vesting, is dependent on Company performance, with 75% of the CEO’s equity grant consisting of Performance Share Units and 25% of the award consisting of Nonqualified Stock Options. The ongoing vesting requirements for each of these awards are described in more detail in the Proxy Statement.

*

Please note that in the Proxy Statement the accounting value of the award is reported, which deviates slightly from the determined grant value due to the application of the Monte Carlo valuation resulting in an aggregate award value of $8,073,609.

Weighting Payout Percent Final Company Performance Revenue 17.5% 150.0% 26.3% EPS 52.5% 150.0% 78.8% Strategic/operating objectives 30.0% 127.3% 38.2% Total 143.2% Target Annual Incentive Amount (125% of Base salary of $1,375,000) x Individual Performance (Based upon Company Results of 143.2%) x Company Performance (Based upon Company Results of 143.2%) = Final Payout Of $2,819,608 Target LTI Incentive Amount (500% of Base Salary or $5,500,000) x Individual Performance (Based upon Company Results of 143.2%) = LTI Amount (500% of Base X 143.2%) Performance = LTI Value of $7,876,000

Please refer to the section entitled “Individual Compensation Determination” on page 41 of the Proxy Statement for a discussion of the Compensation Committee’s evaluation, which highlights key individual contributions of Endo’s other NEOs relative to the pre-established individual performance metrics, as well as a discussion of the final payout levels for the NEOs.

The Compensation Committee may use negative discretion to take into account factors outside of the pre-established performance objectives to reflect extraordinary business circumstances. For example, because of overall 2012 corporate results and Company TSR, no Company NEO received an annual cash incentive payment for 2012. Further, the long-term equity grant for the NEOs was reduced to 75% of the target award levels. These actions taken by Endo’s Compensation Committee demonstrated the Compensation Committee use of negative discretion under appropriate circumstances and the Company’s commitment to its pay-for-performance philosophy.

CEO Annual Incentive Opportunity

As discussed on page 34 of the Proxy Statement, the Compensation Committee increased Mr. De Silva’s 2014 performance based bonus target from 120% to 125% of annual base salary, taking into account the Company’s strong performance related to pre-established financial and strategic objectives, Mr. De Silva’s individual performance, and the competitiveness of his pay related to the Company’s Pay Comparator Companies. Below is additional information to consider when evaluating the Compensation Committee’s decision to award this increased opportunity and its impact.

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Mr. De Silva was appointed as CEO of Endo in March of 2013. During his tenure, Mr. De Silva has led the ongoing transformation of Endo into a leading specialty pharmaceutical company that improves lives while creating value. Under Mr. De Silva’s leadership, Endo completed a number of value-adding transactions that have repositioned the company for success. Endo’s stock price over the same time period reflects the positive investor reaction to this transformational strategy. For the two year period including 2013 and 2014, Endo’s share price has increased 175%. Further, since January 1, 2015, Endo’s share price has increased another 17.9% based upon the closing price as of May 21, 2015. As shown below, Endo’s TSR performance for these same time periods was substantially higher than the median TSR performance of the Endo Pay Comparator Companies, the ISS Peer Group and the S&P 500.

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In making the decision to increase Mr. De Silva’s annual incentive opportunity, the Compensation Committee considered not only Endo’s overall performance and Mr. De Silva’s direct impact on Company results, but also the pay trends at Endo’s peer companies. As disclosed in the Proxy Statement, when making compensation decisions, the Compensation Committee primarily considers the compensation practices of the companies against which Endo competes for talent. These companies are referred to in the Proxy Statement as the Endo Pay Comparator Companies. It is important to note that the Pay Comparator Companies are reviewed annually and recalibrated to take the following into account: current business segments, company size (including revenue and market cap), industry/business sector, operating complexity, location, talent market, and customer base. The average target incentive opportunity for this peer group was 123% of annual base salary, and the median and 75th percentile target incentive opportunity for this peer group were 120% and 139% respectively, in each case, based on the most recently available publicly disclosed proxy information.

2-Year Cumulative TSR200.0% 150.0% 100.0% 50.0% 0.0% 175.0% Endo 139.4% Endo Peer Group 91.9% ISS Peer Group 44.4% S&P 500 2015 TSR Through 5/21/2015 20.0% 18.0% 16.0% 14.0% 12.0% 10.0% 8.0% 6.0% 4.0% 2.0% 0.0% 17.9% Endo 10.4% Endo Peer Group 10.4% ISS Peer Group 3.5% S&P 500

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Consistent with historical practice, Endo’s annual incentive program in 2014 was designed to be linked to performance. Therefore, notwithstanding the slight increase in Mr. De Silva’s target annual incentive opportunity, Mr. De Silva would only be entitled to a higher payout if Endo’s actual performance remained strong. As in prior years, the Compensation Committee began the process of establishing annual incentive targets based upon the Company’s strategic and business plans and then aligns the compensation plan with the company’s financial guidance for the year. In 2014, Endo’s financial guidance in the areas of revenue and EPS were lower than in 2013 due to significant challenges within the Company that were not present in 2013. These challenges included:

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The loss of exclusivity of Endo’s key branded products, Lidoderm® and Opana ER®. The loss of exclusivity on Lidoderm®, which had revenues of $603.0 million and $947.7 million in 2013 and 2012 respectively, was known and anticipated by shareholders prior to Mr. De Silva’s appointment in 2013.

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Excluding the impact of sales of branded Lidoderm® and the Company’s Authorized Generic of that product, royalties received from Actavis, sales of Opana ER® and acquisitions completed in 2014, the Company achieved full year revenue growth of 10% and underlying growth of 7%.

¡	Discontinued operations, such as the divestiture of HealthTronics, which had revenues of $207MM in 2013 and a corresponding level of EPS.
¡	Decreased revenues associated with Lidoderm® and Opana ER® and the increase in the weighted average shares outstanding in connection with the Paladin acquisition.

As in prior years, the Compensation Committee in 2014 established targets under the annual incentive plan that were aligned with Endo’s financial guidance. The Compensation Committee established the range of performance that required the Company to achieve specific financial targets to determine any payout under the Company’s annual incentive plan. Related to financial guidance, which is consistent with the previous year, the 100% payout level for the financial metrics is consistent with the high end of the guidance range, while the low end of the plan payout threshold is aligned with the low end of the guidance range. Again, as with prior years, in 2014, Mr. De Silva and Endo’s other executive officers were eligible to receive a payout under the financial component of Endo’s annual incentive plan at target levels or above only if Endo met or exceeded the high end of Endo’s 2014 financial guidance. In large part due to the contributions of senior management, together with those of employees generally, Endo did in fact exceed its guidance in both the areas of revenue and EPS notwithstanding the substantial challenges of 2014 described above, and the bonus payout reflected this success accordingly.

Performance Share Units

Endo’s PSU program is designed to establish direct alignment with shareholder interests by providing vesting opportunities only where shareholder value is increased. To support this objective, Endo no longer utilizes relative performance metrics, and instead has implemented a program that is based exclusively on the attainment of absolute CAGR metrics.

Relative TSR programs often allow for payouts for mediocre performance levels in a market that is underperforming overall (in some cases, allowing for payout even where a Company’s absolute TSR is negative). To the contrary, Endo’s use of absolute CAGR metrics allows awards to vest only when significant target share price performance objectives have been reached, further supporting Endo’s Pay-For-Performance philosophy.

None of the PSUs granted since Endo adopted this program in 2014 will vest unless Endo achieves an absolute 10% CAGR target, which equates to an approximate increase of 33% in stock price over the 3-year performance period, for any payout under the plan. Maximum payout levels will only occur if CAGR levels reach 30%, resulting in an approximate stock price increase of 120%. Absolute CAGR metrics are established annually following a detailed and thorough review process. The process of establishing CAGR metrics considers a number of factors, including general equity market conditions, a review of Endo Pay Comparator Company financial projections, internal projections of Endo stock price movement based on Company strategic planning, and investor expectations concerning future Endo share value. Investor feedback since implementing this program has been consistently positive, particularly in light of the fact that 75% of Mr. De Silva’s long-term incentive award is provided in the form of PSUs.

At the time this approach was under initial consideration, Endo analyzed median annualized TSR performance levels among companies in the S&P 1500 Healthcare Index – which served as the comparator group used to assess relative TSR performance. TSR levels were analyzed over multiple 3-year performance periods since 2008, and the results indicated that median annualized TSR levels were just over 10% on average, with a median low of 2.1% and median high of 18.7%. Based on this, the Compensation Committee designed the program to provide for forfeiture of the entire PSU award if Endo’s CAGR over the 3 year performance level was below 10% (that is, below median levels for the comparator group analyzed).

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As shown in the Compensation Discussion and Analysis section of the Proxy Statement, as supplemented by the above information, Endo has consistently demonstrated a strong alignment between pay and performance. Using the Endo Pay Comparator Companies, Endo shows a strong pay-for-performance alignment over a three year period across ISS’ three quantitative screens including Relative Degree of Alignment (RDA), Multiple of Median (MOM) and Pay-TSR Alignment (PTA). While

differences in the peer group selection process utilized by ISS and Endo has produced different outcomes in Endo’s pay-for-

performance assessment, it is important to note that Endo also exhibited a “Low” concern level in ISS’ MOM and PTA quantitative tests using the ISS peer group when excluding the impact of the one-time excise tax payments. In the ISS guidance related to the advisory vote on golden parachutes associated with the Paladin transaction, ISS recommended a FOR vote, citing that “while the payment of tax gross-ups may be concerning to investors, in this case concerns are substantially mitigated given (i) the executives are receiving no other benefits in connection with the transaction, (ii) the transaction is expected to bring substantial value to shareholders that outweighs the cost of the gross-ups, and (iii) the gross-up payments are less costly and more advantageous to shareholders’ interests than the alternative of accelerating equity vesting.” ISS specifically cited the positive market reaction to the transaction that demonstrated strong support for the transaction as part of the reasoning supporting the FOR recommendation. Ultimately, approximately 99% of voting shareholders at a special meeting to vote upon the Paladin transaction voted FOR the pay proposal.

Based on the foregoing information and the information set forth in our Proxy Statement, the Board recommends that you vote FOR the approval, on an advisory basis, of the compensation to be paid to Endo’s named executive officers at Endo’s 2015 Annual General Meeting of Stockholders.